AMENDMENT TO

                              AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION

         This Amendment to Amended and Restated Agreement and Plan of Reorganization (this "AMENDMENT") is effective as of December 17, 1999 by and among SelectQuote Insurance Services, a California corporation ("SQIS"), SelectTech, a Nevada corporation ("SELECTTECH"), SelectQuote, Inc., a Delaware corporation ("HOLDING COMPANY"), and SelectQuote Acquisition Sub, a California corporation and a wholly owned subsidiary of Holding Company ("SUB").

                                    RECITALS

         A. The Boards of Directors of SQIS, SelectTech, Holding Company and Sub have approved the proposed merger of SelectTech and Sub with and into SQIS (the "MERGER") in accordance with the California General Corporation Law (the "CGCL") and pursuant to and subject to the terms of the Merger Agreement (the "MERGER AGREEMENT") to be executed by SQIS, SelectTech, Holding Company and Sub prior to the effective time of the Merger.

         B. On August 17, 1999, the parties executed an Agreement and Plan of Reorganization, which was amended by an Amended and Restated Agreement and Plan of Reorganization (the "ORIGINAL AGREEMENT") dated as of August 17, 1999.

         C. The parties desire to enter into this Amendment for the purpose of setting forth changes regarding the assumption of certain agreements.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the promises and the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

         1. Section 2.09(e) shall be amended and restated to read in its entirety as follows:

         "(e) Holding Company shall assume the obligations of SelectTech pursuant to the existing Investor Rights Agreement among SelectTech and certain of its shareholders, and shall enter into a SelectQuote, Inc. Registration Rights Agreement with certain of the SelectTech shareholders and certain other stockholders of Holding Company, which agreement will supersede the existing Registration Rights Agreement among SelectTech and certain of its shareholders."

         2. The General Provisions of Sections 10.01 through 10.06 of the Original Agreement are hereby incorporated into this Amendment by this reference.


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         IN WITNESS WHEREOF, the parties have duly executed this Amendment to
Agreement and Plan of Reorganization as of the date first written above.

SELECTQUOTE INSURANCE SERVICES               SELECTTECH

By: Charan J. Singh                          By: Steven H. Gerber
Title: President                             Title: President

By: Nancy Malik                              By: David L. Paulsen
Title: Secretary                             Title:  Secretary

SELECTQUOTE, INC.                            SELECTQUOTE ACQUISITION SUB

By: Steven H. Gerber                         By: Charan J. Singh
Title: President                             Title: President

By: David L. Paulsen                         By: David L. Paulsen
Title: Assistant Secretary                   Title: Secretary